May 4, 1995
                                        Contact:  Chris Ahearn
                                        (704) 633-8250, ext.2892

For Immediate Release

            FOOD LION ANNOUNCES STOCK REPURCHASE

     Salisbury, NC-- The Board of Directors of Food Lion, Inc. (NASDAQ: FDLNA, FDLNB) has authorized the repurchase of as much as $100 million of Food Lion common shares from time-to-time in the open market.
     "Food Lion is committed to creating long-term value for our shareholders," explained Food Lion Chairman, President, and Chief Executive Officer Tom Smith at today's annual shareholders meeting. "The Company has completed its restructuring plans, closed less profitable stores, and is on track with its growth strategy. Our financial and operational performance puts us among the top companies in the industry, yet the current stock price does not
adequately reflect the increased value of the company.   At
today's price, Food Lion stock is a good investment in our company's future, and the repurchase program builds value for our shareholders."
     As of May 4, 1995, the $100 million repurchase plan is the equivalent of 4% of the company's approximately 484 million outstanding shares. Salomon Brothers is the agent for the repurchase program.
     Food Lion is one of the nation's largest supermarket chains, offering consumers Extra Low Prices and More in 1041 stores in 14 states.